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                                                                 EXHIBIT (a)(11)

                         [LETTERHEAD OF OAK TECHNOLOGY]


                                             September ___, 2001

Dear Employee:

         On behalf of Oak Technology, Inc. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange certain outstanding options granted under the Oak Technology, Inc. 1994 Stock Option Plan, as amended and restated (the "Plan"), held by eligible employees with an exercise price of at least $15.00, for new options to be granted under the Plan (the "Offer") and a new option agreement between you and the Company. The offer was consummated pursuant to the terms and subject to the conditions of the Company's Offer to Exchange dated August 15, 2001 (the "Offer of Exchange") and the related Acceptance Letter.

         The Offer expired at 11:59 p.m., Pacific daylight savings time, on September 13, 2001. On September 14, 2001, pursuant to the terms and conditions of the Offer, the Company accepted for exchange tendered options exercisable for a total of ____________ shares of the Company's common stock and canceled all such tendered options.

         The Company has accepted for exchange and canceled your tendered options exercisable for the number of shares of common stock, and at the exercise price, set forth on ATTACHMENT A to this letter. In accordance with the terms and subject to the conditions of the Offer, you have the right to receive a new option under the Plan exercisable for the number of shares of the Company's common stock set forth on ATTACHMENT A. For options under the Plan tendered to the Company, new options will be granted pursuant to, and be subject to the terms and conditions of, the Plan and a new stock option agreement that will be executed by you and the Company. Also, in accordance with the terms of the Offer, the terms and conditions of the new option will be substantially the same as the terms and conditions of the options you tendered for exchange, except as follows:

         o EXERCISE PRICE. The per share exercise price under the new option will equal the fair market value of the Company's common stock on the date the Company grants the new option; and

         o TERM. The new options will have a term of ten years from the original date of grant of the tendered options (not from the new option grant date).

         In accordance with the terms and subject to the conditions of the Offer, the Company will grant you the new option on or after March 16, 2002. In accordance with the terms of the Offer, you must be an eligible employee of the Company or one of its subsidiaries from the date you tendered options through the date the Company grants the new options. If for any reason you do not remain an eligible employee, you will not receive a new option or any other consideration for the options tendered by you and cancelled by the Company. Participation in the Offer does not confer upon you the right to remain in the employ of the Company or any of its subsidiaries.

         If you have any questions about your rights in connection with the grant of a new option, please call the undersigned at (408) 328-6881.

                                             Sincerely,

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                                                              Karen Pereira

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                                  ATTACHMENT A


                               [Name of Employee]

       NUMBER OF OPTIONS TENDERED         EXERCISE PRICE OF OPTIONS TENDERED
       AND ACCEPTED FOR EXCHANGE              AND ACCEPTED FOR EXCHANGE
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NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK SUBJECT TO
THE NEW OPTIONS TO BE GRANTED TO YOU ON OR AFTER MARCH 16, 2002:
                                                                ----------------